Exhibit 99.1

The TJX Companies, Inc. Reports First Quarter Fiscal 2015 Results

FRAMINGHAM, Mass.--(BUSINESS WIRE)--May 20, 2014--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the first quarter ended May 3, 2014. Net sales for the first quarter of Fiscal 2015 increased 5% to $6.5 billion, and consolidated comparable store sales increased 1%. Net income for the first quarter was $454 million, and diluted earnings per share were $.64 versus last year’s $.62.

Carol Meyrowitz, Chief Executive Officer of The TJX Companies, Inc., stated, “For the first quarter, our consolidated comparable store sales increased 1%, and our earnings per share of $.64 were slightly below our expectations with a negative impact from foreign currency exchange rates that was larger than our guidance assumed. While sales were not as strong as we would have liked, predominantly in our apparel business, I was very pleased that overall business trends improved as the quarter progressed. Further, our inventories and expenses were well managed, which helped protect our margins. We enter the second quarter in an excellent position. We like our lean inventory levels, which enable us to capitalize on the plentiful buying opportunities we are seeing in the marketplace and ship great fashions, brands and quality merchandise to our stores at amazing values. Additionally, we have exciting marketing initiatives planned to drive customer traffic. We are very confident in our ability to achieve our plans for the remainder of 2014 and beyond as we continue to bring value around the world!”

Sales by Business Segment

The Company’s comparable store sales and net sales by division, in the first quarter, were as follows:

	First Quarter		First Quarter
	Comparable Store Sales[1]		Net Sales ($ in millions)[2,3]
	FY2015	FY2014	FY2015	FY2014
In the U.S.:
Marmaxx[4,5]	0%	+1%	$4,235	$4,136
HomeGoods	+3%	+7%	$757	$690
International:
TJX Canada	-1%	-1%	$608	$645
TJX Europe	+8%	+4%	$891	$719

TJX	+1%	+2%	$6,491	$6,190

1Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. 2Sales in Canada and Europe include the impact of foreign currency exchange rates. See below. 3Figures may not foot due to rounding. 4Combination of T.J. Maxx and Marshalls. 5Net sales include Sierra Trading Post.

Impact of Foreign Currency Exchange Rates

Changes in foreign currency exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary-course, inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates affect the magnitude of these translations and adjustments, and can have a material impact when there is significant volatility in currency exchange rates.

The movement in foreign currency exchange rates had a neutral impact on consolidated net sales growth in the first quarter of Fiscal 2015 versus the prior year. The overall net impact of foreign currency exchange rates had a $.02 negative impact on first quarter Fiscal 2015 earnings per share, compared with a $.01 negative impact last year.

A table detailing the impact of foreign currency on TJX pretax earnings and margins, as well as those of its international businesses, can be found in the Investor Information section of the Company’s website, tjx.com.

Margins

For the first quarter of Fiscal 2015, the Company’s consolidated pretax profit margin was 11.3%, a 0.5 percentage point decrease compared with the prior year’s 11.8% margin. Gross profit margin for the first quarter of Fiscal 2015 was 27.9%, down 0.5 percentage points versus the prior year. This decline was primarily due to lower merchandise margins versus strong improvement last year and expense deleverage on the 1% consolidated comparable store sales increase. Selling, general and administrative costs as a percent of sales were 16.5%, unchanged from the prior year.

Inventory

Total inventories as of May 3, 2014, were $3.2 billion, compared with $3.1 billion at the end of the first quarter last year. Consolidated inventories on a per-store basis as of May 3, 2014, including the distribution centers, but excluding inventory in transit and the Company’s e-commerce businesses, were flat on a reported basis (down 1% on a constant currency basis). The Company enters the second quarter with lean inventory levels and well positioned to take advantage of the plentiful buying opportunities for branded, quality merchandise it is seeing in the marketplace.

Shareholder Distributions

During the first quarter, the Company repurchased a total of $360 million of TJX stock, retiring 6.0 million shares. The Company continues to expect to repurchase approximately $1.6 to $1.7 billion of TJX stock in Fiscal 2015. The Company may adjust the amount of this spending up or down depending on various factors. Additionally, the Company increased its dividend by 21% in the first quarter, as it remains committed to returning cash to its shareholders while reinvesting in the business to support the near- and long-term growth of TJX.

Second Quarter and Full Year Fiscal 2015 Outlook

For the second quarter of Fiscal 2015, the Company expects diluted earnings per share to be in the range of $.70 to $.74 which would represent a 6% to 12% increase over last year’s $.66 per share. This outlook is based upon estimated consolidated comparable store sales growth of 2% to 3%.

The Company is updating its full year guidance to reflect its first quarter results. For the fiscal year ending January 31, 2015, the Company now expects diluted earnings per share to be in the range of $3.05 to $3.17 versus $2.94 in Fiscal 2014. Excluding an $.11 tax benefit in Fiscal 2014, this guidance would represent an 8% to 12% increase over the adjusted $2.83 in Fiscal 2014. This outlook continues to be based upon estimated consolidated comparable store sales growth of 1% to 2%.

The Company’s earnings guidance for the second quarter and full year Fiscal 2015 assumes that currency exchange rates will remain unchanged from current levels.

Stores by Concept

During the first quarter ended May 3, 2014, the Company increased its store count by a net of 37 stores. The Company increased square footage by 4% over the same period last year.

	Store Locations		Gross Square Feet*
	First Quarter		First Quarter
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	1,079	1,085	31.2	31.3
Marshalls	942	947	28.9	29.0
HomeGoods	450	458	11.3	11.4
Sierra Trading Post	4	4	0.1	0.1
TJX Canada:
Winners	227	230	6.6	6.7
HomeSense	91	92	2.2	2.2
Marshalls	27	32	0.8	1.0
TJX Europe:
T.K. Maxx	371	380	11.6	11.9
HomeSense	28	28	0.6	0.6

TJX	3,219	3,256	93.3	94.3

*Square feet figures may not foot due to rounding.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. As of May 3, 2014, the end of the Company’s first quarter, the Company operated a total of 3,256 stores in six countries, the United States, Canada, the United Kingdom, Ireland, Germany, and Poland, and three e-commerce sites. These include 1,085 T.J. Maxx, 947 Marshalls, 458 HomeGoods and 4 Sierra Trading Post stores, as well as tjmaxx.com and sierratradingpost.com, in the United States; 230 Winners, 92 HomeSense, and 32 Marshalls stores in Canada; and 380 T.K. Maxx and 28 HomeSense stores, as well as tkmaxx.com, in Europe. TJX’s press releases and financial information are also available at tjx.com.

Fiscal 2015 First Quarter Earnings Conference Call

At 11:00 a.m. ET today, Carol Meyrowitz, Chief Executive Officer of TJX, will hold a conference call with stock analysts to discuss the Company’s first quarter Fiscal 2015 results, operations and business trends. A real-time webcast of the call will be available to the public at tjx.com. A replay of the call will also be available by dialing (866) 367-5577 through Tuesday, May 27, 2014, or at tjx.com.

Non-GAAP Financial Information

The Company has used non-GAAP financial measures in this press release. Adjusted financial measures refer to financial information adjusted to exclude from financial measures prepared in accordance with accounting principles generally accepted in the United States (GAAP) items identified in this press release. The Company believes that the presentation of adjusted financial results provides additional information on comparisons between periods including underlying trends of its business by excluding certain items that affect overall comparability. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investor Information section of tjx.com after they are no longer available by telephone as well as reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investor Information section at tjx.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: execution of buying strategy and inventory management; operational and business expansion and management of large size and scale; customer trends and preferences; marketing, advertising and promotional programs; competition; personnel recruitment and retention and costs of labor; global economic conditions and consumer spending; data security; information systems and new technology; seasonal influences; adverse or unseasonable weather; serious disruptions and catastrophic events; corporate and retail banner reputation; merchandise quality and safety; expanding international operations; merchandise importing; commodity pricing; fluctuations in currency exchange rates; fluctuations in quarterly operating results and market expectations; mergers, acquisitions or, business investments and divestitures, closings or business consolidations; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation, legal matters and proceedings; tax matters; real estate activities; cash flow and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries
Financial Summary
(Unaudited)
(In Thousands Except Per Share Amounts)

	13 Weeks Ended
	May 3, 2014	May 4, 2013

Net sales	$6,491,176	$6,189,609

Cost of sales, including buying and occupancy costs	4,678,000	4,433,533
Selling, general and administrative expenses	1,073,050	1,018,909
Interest expense, net	9,595	5,282

Income before provision for income taxes	730,531	731,885
Provision for income taxes	276,214	278,995

Net income	$454,317	$452,890

Diluted earnings per share	$0.64	$0.62

Cash dividends declared per share	$0.175	$0.145

Weighted average common shares – diluted	712,902	732,555

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Balance Sheets
(Unaudited)
(In Millions)

	May 3, 2014	May 4, 2013

ASSETS
Current assets:
Cash and cash equivalents	$2,059.3	$1,989.8
Short-term investments	259.9	238.0
Accounts receivable and other current assets	574.7	549.1
Current deferred income taxes, net	133.1	107.7
Merchandise inventories	3,208.5	3,091.5

Total current assets	6,235.5	5,976.1

Property, net of depreciation	3,645.6	3,273.3
Other assets	236.7	278.0
Goodwill and tradename, net of amortization	312.1	313.0

TOTAL ASSETS	$10,429.9	$9,840.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,956.4	$1,846.6
Accrued expenses and other current liabilities	1,748.9	1,652.0

Total current liabilities	3,705.3	3,498.6

Other long-term liabilities	691.9	936.8
Non-current deferred income taxes, net	475.0	368.2
Long-term debt	1,274.2	1,274.1

Shareholders’ equity	4,283.5	3,762.7

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$10,429.9	$9,840.4

The TJX Companies, Inc. and Consolidated Subsidiaries
Condensed Statements of Cash Flows
(Unaudited)
(In Millions)

	13 Weeks Ended
	May 3, 2014	May 4, 2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$454.3	$452.9
Depreciation and amortization	144.2	130.5
Deferred income tax provision	(6.7)	8.7
Share-based compensation	19.8	16.5
(Increase) in accounts receivable and other assets	(26.2)	(5.4)
(Increase) in merchandise inventories	(226.0)	(84.9)
Increase (decrease) in accounts payable	175.4	(79.0)
(Decrease) in accrued expenses and other liabilities	(46.6)	(148.5)
Other	(14.4)	(10.1)

Net cash provided by operating activities	473.8	280.7

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(193.4)	(238.5)
Purchases of short-term investments	(81.8)	(80.7)
Sales and maturities of short-term investments	120.1	75.0
Other	-	2.6
Net cash (used in) investing activities	(155.1)	(241.6)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	-	499.6
Payments for repurchase of common stock	(360.0)	(302.6)
Proceeds from sale and issuance of common stock	20.5	34.7
Cash dividends paid	(102.1)	(83.2)
Other	12.8	10.6
Net cash (used in) provided by financing activities	(428.8)	159.1

Effect of exchange rate changes on cash	19.7	(20.4)

Net (decrease) increase in cash and cash equivalents	(90.4)	177.8
Cash and cash equivalents at beginning of year	2,149.7	1,812.0

Cash and cash equivalents at end of period	$2,059.3	$1,989.8

The TJX Companies, Inc. and Consolidated Subsidiaries
Selected Information by Major Business Segment
(Unaudited)
(In Thousands)

	13 Weeks Ended
	May 3, 2014	May 4, 2013
Net sales:
In the United States:
Marmaxx	$4,234,755	$4,135,749
HomeGoods	757,152	689,530
TJX Canada	608,420	645,496
TJX Europe	890,849	718,834
Total net sales	$6,491,176	$6,189,609

Segment profit:
In the United States:
Marmaxx	$623,074	$634,300
HomeGoods	98,205	89,063
TJX Canada	44,023	74,306
TJX Europe	38,261	16,364
Total segment profit	803,563	814,033

General corporate expenses	63,437	76,866
Interest expense, net	9,595	5,282
Income before provision for income taxes	$730,531	$731,885

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

  During the first quarter ended May 3, 2014, TJX repurchased 6.0 million shares of its common stock at a cost of $360 million. As of May 3, 2014, there was $610 million remaining under the current $1.5 billion stock repurchase program approved in February 2013 and on January 31, 2014 the Company’s Board of Directors approved an additional $2 billion stock repurchase program. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.
  On May 2, 2013 TJX issued $500 million of 2.50% ten year notes. The Company used the proceeds from the notes offering for working capital and other general corporate purposes.

Reconciliation of GAAP and Non-GAAP measures

The Company reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods and expectations for future periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact overall comparability. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance. The tables below provide supplemental non-GAAP financial data and corresponding reconciliations to GAAP financial measures. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Presented below is a reconciliation of reported and estimated earnings per share:

	FY 14	FY 15
	Actual	Guidance
		Low	High

Diluted earnings per share, net income	$2.94	$3.05	$3.17
year-over-year growth	15%	4%	8%

Adjustments for items impacting comparability:

Tax benefits(1)	(0.11)	-	-
Adjusted diluted earnings per share, net income	$2.83	$3.05	$3.17
year-over-year growth (adjusted basis)	15%	8%	12%

(1) Due to reversal of state, federal and foreign tax reserves and allowances.

CONTACT:
The TJX Companies, Inc.
Debra McConnell
Global Communications
(508) 390-2323